Project Pony

Prepared for Board of Directors

October 27, 2016

Key Terms and Conditions

Consideration:

$17.00/unit ? US$915 million transaction value

Distribution maintained at current $0.1975/quarter until closing

Pro-rated distribution if closing occurs mid-quarter

Mutual closing conditions:

1. Shareholder approval: 10 – 15 weeks

2. HSR approval (may be required): 5 – 7 weeks

2	TransCanada Date: October 27, 2016

CPPL Illustrative Valuation Summary(1)

13.01

14.50

14.14

13.89

16.83

12.98

16.26

23.00

18.79

18.00

17.90

15.36

10.00 12.50 15.00 17.50 20.00 22.50 25.00

Trading Range

Analyst Price Targets

Dividend Discount

Discounted Cash Flow

Precedent Premiums

Precedent Multiples

Implied CPPL Unit Price (US$ / Unit)

Since CPG Acquisition

(Selected Range:

10%—17%)

(Selected Range:

12.5x – 14.5x)

(6)

Intrinsic Value Analysis

Precedent Transactions

(5)
(4)
(3)
(2)

Valuation

Valuation

Notes

1. As of October 21, 2016

2. Current equity research analyst 12 month price targets, undiscounted and prior to the offer announcement

3. Based on management forecasts

4. Based on management forecasts

5. Based on historical MLP transaction premiums on unaffected unit price

6. Based on precedent MLP transactions and reflect NTM EBITDA multiples on unaffected price; implied CPPL unit price based on 2017E EBITDA

Purchase Price: $17.00/unit

3	TransCanada Date: October 27, 2016

Impacts to TransCanada

Immediately accretive to EPS in 2017 and increasing over time

No change in FFO due to TransCanada already consolidating CPPL cash flow

Credit positive through increasing FFO/Debt and reduction in Debt/EBITDA ratio

2017 2018 2019 2020 2021

EPS $0.02 $0.03 $0.05 $0.05 $0.05

FFO/Share ($0.11) ($0.16) ($0.18) ($0.19) ($0.09)

FFO/Debt 0.01% 0.02% 0.04% 0.06% 0.28%

Debt/EBITDA 0.00x -0.01x -0.01x -0.01x -0.02x

Accretion @ $17.00 per unit

4	TransCanada Date: October 27, 2016

Illustrative Valuation Matrix[(1)(2)]



	Unit Price ($ / unit)	% of LTM High (%)	Equity Value ($MM)	Aggregate Value ($MM)	AV / EBITDA[(3)] 2016 (x)	AV / EBITDA 2017 (x)	AV / EBITDA 2018 (x)	Price / LP Dist. Cash Flow 2016 (x)	Price / LP Dist. Cash Flow 2017 (x)	Price / LP Dist. Cash Flow 2018 (x)	Distribution / Dividend Yield Current (%)	Distribution / Dividend Yield 2016 (%)	Distribution / Dividend Yield 2017 (%)	Distribution / Dividend Yield 2018 (%)	3-5 Year Growth (%)
Columbia Pipeline Partners LP															
Unaffected 30-Day Avg.	14.14	72.6	1,424	1,617	15.2	13.5	9.7	19.2	17.9	14.8	5.6	5.6	6.2	6.8	12.3
Unaffected 30-Day VWAP	14.52	74.5	1,462	1,655	15.5	13.8	10.0	19.7	18.4	15.2	5.4	5.4	6.0	6.6	12.3
Unaffected Price	15.30	78.5	1,540	1,734	16.3	14.5	10.4	20.8	19.4	16.0	5.2	5.2	5.7	6.3	12.3
Current Price	16.20	83.1	1,631	1,824	17.1	15.2	11.0	22.0	20.5	16.9	4.9	4.9	5.4	5.9	12.3
Latest Offer	16.45	84.4	1,656	1,850	17.3	15.4	11.1	22.3	20.8	17.2	4.8	4.8	5.3	5.8	12.3
Revised Offer	17.00	87.2	1,711	1,905	17.9	15.9	11.5	23.1	21.5	17.8	4.6	4.6	5.1	5.6	12.3
Latest Counter Proposal	17.25	88.5	1,736	1,930	18.1	16.1	11.6	23.4	21.8	18.0	4.6	4.6	5.0	5.6	12.3
Select Peer Comparables[(2)]															
Antero Midstream Partners LP	30.39	98.8	5,354	6,105	18.1	13.9	11.0	22.5	18.0	15.6	3.5	3.4	4.3	5.0	17.6
CONE Midstream Partners LP	20.80	97.9	1,214	1,779	17.0	15.7	10.5	14.8	13.8	12.4	4.7	5.0	5.7	6.7	13.6
EQT Midstream Partners, LP	78.44	97.3	6,321	6,757	16.0	12.9	11.3	18.5	16.7	16.3	4.0	4.1	4.9	5.6	15.6
Rice Midstream Partners LP	23.82	98.0	1,933	1,918	13.3	9.8	7.5	17.8	17.8	16.2	4.0	3.9	4.6	5.5	17.2
Average					**16.1**	**13.1**	**10.1**	**18.4**	**16.6**	**15.1**	**4.0**	**4.1**	**4.9**	**5.7**	**16.0**
Median					**16.5**	**13.4**	**10.8**	**18.1**	**17.3**	**15.9**	**4.0**	**4.0**	**4.8**	**5.6**	**16.4**

Notes
1. Market data as of Oct 21, 2016
2. CPPL figures based on management estimates and Peer figures based on consensus estimates
3. Aggregate value adjusted to reflect percentage of cash flow to GP

5 TransCanada Date: October 27, 2016